UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2015, Apache Corporation (the “Company”) announced that Stephen J. Riney will be appointed as the Company’s Executive Vice President and Chief Financial Officer and is expected to commence employment with the Company in February. P. Anthony Lannie will cease service as our chief financial officer after Mr. Riney commences employment with the Company. Mr. Lannie, who served as interim Chief Financial Officer, will continue to serve as the Company’s Executive Vice President and General Counsel.

Prior to his appointment as Apache’s Chief Financial Officer, Mr. Riney, 54, served as the chief financial officer for BP exploration and production and oversaw all accounting, business development, planning and commercial operations for the upstream segment. Previously, he served as the global head of mergers and acquisitions and held several management positions in project finance, insurance, operations and planning. Prior to the merger with BP, Mr. Riney spent nine years with Amoco in various management roles in finance, mergers and acquisitions, planning and marketing. Mr. Riney holds a bachelor’s degree in accounting from the University of Notre Dame and a MBA from the University of Chicago.

In connection with his appointment as Chief Financial Officer, Mr. Riney will receive a grant of 45,000 restricted stock units.

Other than the grant of the RSUs discussed above, no material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Riney’s appointment, and there was no other grant or award to Mr. Riney or modification thereto under any such plan, contract, or arrangement in connection with his appointment.

Mr. Riney has (i) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer and (ii) is not a party to any related person transaction with the Company.

A copy of the press release announcing Mr. Riney’s upcoming appointment, dated January 22, 2015, is attached as an exhibit to this Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated January 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: January 22, 2015	/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated January 22, 2015.